Exhibit 10.17

July 31, 2003

Via Fax: 011 1 480 436 231

Board of Directors
Artisan (UK) plc
Dean House, Sovereign Court
Ermine Business Park, Huntingdon
Cambridgeshire PE29 6 XU
England

Re:                             Stratus Services Group, Inc.; Series A Transaction

Gentlemen:

Please let this serve as memorialization of the Agreement between Stratus Services Group, Inc. (“Stratus”) and Artisan (UK) plc (“Artisan”), the sole beneficial shareholder of Stratus’ issued and outstanding Series A Preferred Stock (the “Series A Stock”).

As Artisan is aware, Stratus is currently working towards the filing of an S-1 Registration Statement for a continuous offering of units to consist of Stratus common stock and warrants, the precise terms of which have not yet been finalized (the “Continuous Offering”).  As discussed with Artisan, Stratus is willing to agree to redeem the Series A stock, subject to the terms and conditions set forth below, in the event that Stratus through its underwriters completes a Continuous Offering raise in an aggregate amount of at least $4.0 million (for purposes of this letter agreement only the receipt of such $4.0 million in the aggregate by the underwriters shall mean the  “Initial Closing”).

Assuming that this Initial Closing of the Continuous Offering is indeed completed, the parties hereto hereby agree that, upon the Initial Closing of the Continuous Offering, the Series A Stock shall be redeemed in full by Stratus and thereafter cancelled, pursuant to the following terms:

1.                                       Within fifteen (15) days after the completion of the Initial Closing of the Continuous Offering, Stratus will pay to Artisan the lump sum of Five Hundred Thousand Dollars ($500,000.00).

2.                                       Within eighteen (18) months from the date of this Agreement, Stratus shall either, at its option (i) pay Artisan the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) within three (3) business days from the expiration of such eighteen (18) month period, deliver to Artisan shares of common stock registered for resale and freely tradeable with an aggregate value of $250,000.00, based on the average of the closing bid prices for Stratus’ common stock for the thirty (30) consecutive trading days prior to the expiration of such eighteen (18) month period.

No interest will accrue on this obligation over such eighteen (18) month period; however, in the event that Stratus shall default on its obligations to pay such $250,000.00 in cash or in stock, then Artisan shall be entitled to receive a lump sum payment of $300,000 cash only, plus default interest, at a rate of eighteen percent (18%) calculated on a daily basis, from the date of the default until the default is cured.

3.                                       Artisan or its designee, will receive within fifteen (15) days of the completion of the Initial Closing of the Continuous Offering a number of shares of common stock equal to five and one-half percent (5.5%) of the issued and outstanding shares of Stratus common stock, as of the completion date of the Initial Closing of the Continuous Offering.  Additionally, upon final completion of the Continuous Offering (the “Final Closing”), Artisan shall receive such number of shares of common stock, subject to reduction for any outstanding underwater options and warrants (the “Reduction Amount”) (see attached Exhibit A for a summary of all such options and warrants), as will result in Artisan holding, as of the date of the Final Closing, an amount of common shares equal to five and one half percent (5.5%) of Stratus’ common stock, on a fully diluted basis, taking into account any still outstanding convertible securities but specifically excluding the Reduction Amount.

In conjunction with this issuance of common stock, Artisan will agree to execute a lock-up agreement with Stratus (the “Lock-Up Agreement”) with the following terms:

(a)                                  Any common stock issued in connection with this Agreement shall be subject to a lock-up for a period of fourteen (14) months following issuance, however, Artisan will retain the voting rights to same; and

(b)                                 Any common stock held by Artisan as of the date of the signing of this Agreement, shall be subject to lock-up for a period of one hundred thirty-five (135) days from the completion of the Initial Closing of the Continuous Offering.  Thereafter, assuming the completion of a 1-for-4 reverse split by Stratus in connection with the Continuous Offering, Artisan shall be entitled to sell up to 25,000 shares of common stock per month.  While the shares  released from the lock-up do not aggregate monthly, (i.e. if 25,000 shares are not sold in month one 50,000 shares may not be sold in month two), this

25,000 per month share limitation shall in all respects be released within one (1) year from the date of the signing of this Agreement.  Further, in the event that the reverse split deviates in any manner from the contemplated 1 for 4, then the amount of shares to be released monthly from the lock-up shall be adjusted proportionately as well (i.e., assuming a reverse split of 1 for 3, the amount of shares to be released monthly from lock-up would be 33,333).

4.                                       All of the foregoing is contingent upon the following:

(a)                                  Approval by the Board of Directors of Stratus within two (2) business days of the date hereof;

(b)                                 Approval by the Board of Directors of Artisan within two (2) business days of the date hereof;

(c)                                  Completion of the Initial Closing of the Continuous Offering.

5.                                       If Stratus does not deliver the $500,000 and 5.5% of its outstanding common stock within fifteen (15) days of the Initial Closing, or if the Initial Closing does not take place within nine (9) months of the date of this Agreement, then Artisan will have the right to immediately terminate this Agreement, with no further obligations hereunder and without prejudicing any of its available rights and remedies under applicable law or equity.

6.                                       Upon execution of this Agreement, Stratus will deliver into escrow all voting rights to the Series A Stock and the common stock held by Artisan as of the date of the signing of this agreement.  Upon the completion of the Initial Closing and the delivery of the lump sum payment and common shares by Stratus pursuant to the terms of Items 1 through 4 above, Stratus shall deliver from escrow to Artisan any voting rights that Stratus and/or Joseph J. Raymond, Sr., Stratus’ Chairman, President and CEO, may have with respect to the Artisan Series A stock and common shares.

If you are in agreement with the following, please sign below where indicated and return a copy to the undersigned.

Very truly yours,

Stratus Services Group, Inc.

By:	s/Joseph J. Raymond
Name: Joseph J. Raymond
Title: CEO

AGREED TO AND ACCEPTED:

Artisan (UK) plc

By:	s/Chris Musselle
Name: Chris Musselle
Title: Financial Director